Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-21704, 33-24096, 33-37300, 33-65104, 33-56717, 333-42903, 333-59811, 333-61214, and 333-181167) and on Form S-3 (No. 333-47909) of the McClatchy Company of our report dated February 22, 2013, relating to the financial statements of Classified Ventures, LLC, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
March 5, 2013